News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 29, 2015	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 1st Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2015. Net income for the three months ending March 31, 2015 was $7.76 million compared to $7.83 million for the same period of 2014. Diluted net income per common share increased 1.69% to $0.60 from $0.59 for the comparable period of 2014.

Return on assets for the three months ended March 31, 2015 was 1.04% compared to 1.03% for the three months ended March 31, 2014.

Average total loans for the first quarter of 2015 were $1.76 billion versus the $1.78 billion for the comparable period in 2014, a decrease of $22.3 million or 1.25%. Total loans outstanding decreased $29.5 million, or 1.66%, from $1.78 billion as of March 31, 2014 to $1.76 billion as of March 31, 2015. On a linked quarter basis, average total loans decreased $34.7 million, or 1.93%, from $1.80 billion for the quarter ending December 31, 2014 primarily due to payoffs in the 4th quarter related to the sale of businesses.

Average total deposits for the quarter ended March 31, 2015 were $2.46 billion versus $2.49 billion as of March 31, 2014, a decrease of 1.23%. Non-interest bearing deposits, however, increased 4.98% while interest-bearing deposits decreased 2.87%.

The company’s tangible common equity to tangible asset ratio was 12.39% at March 31, 2015, compared to 11.89% at March 31, 2014.

Due to the prolonged low interest rate environment, net interest income for the first quarter of 2015 was $26.0 million, a decrease of 4.23% over the $27.1 million reported for the same period of 2014. The net interest margin for the quarter ended March 31, 2015 decreased to 4.01% from the 4.10% reported at March 31, 2014.

Asset quality remains strong with nonperforming loans decreasing 13.59% to $34.7 million as of March 31, 2015 versus $40.1 million as of March 31, 2014. The ratio of nonperforming loans to total loans and leases also decreased to 1.97% as of March 31, 2015 versus 2.25% as of March 31, 2014.

The provision for loan losses for the three months ended March 31, 2015 was $1.45 million compared to the $1.96 million provision for the first quarter of 2014. Net charge-offs were $938 thousand for the first quarter of 2015 compared to $1.39 million in the same period of 2014. The Corporation’s allowance for loan losses as of March 31, 2015 was $19.4 million compared to $20.8 million as of March 31, 2014. The allowance for loan losses as a percent of total loans was 1.10% as of March 31, 2015 compared to 1.14% as of March 31, 2014.

Non-interest income for the three months ended March 31, 2015 and 2014 was $10.06 and $10.11 million, respectively. An increase in other non-interest income offset declines in service charges and fees on deposit accounts and insurance commissions.

Non-interest expense for the three months ended March 31, 2015 increased $288 thousand to $24.0 million compared to $23.7 million in 2014. On a linked quarter basis, non-interest expense increased $868 thousand from $23.1 million for the quarter ended December 31, 2014. On a year-over-year basis, salaries and employee benefits increased $962 thousand driven by normal merit increases and increased pension expense due in part to lower discount rates used in determining the liability as well as the use of the new RP-2014 Mortality Table. The pension plan was frozen for the majority of employees as of December 31, 2013. The Corporation’s efficiency ratio was 63.78% for the quarter ending March 31, 2015 versus 62.30% for the same period in 2014.

Book value per share was $31.58 at March 31, 2015, a 5.62% increase from the $29.90 at March 31, 2014. Shareholders’ equity increased 2.43% to $409.0 million from $399.3 million on March 31, 2014.

Norman L. Lowery, President and Chief Executive Officer, commented “We are pleased with our performance in the first quarter of 2015. The continued improvement in our asset quality is a primary contributor to our success”.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
END OF PERIOD BALANCES
Assets	$2,995,836	$3,002,485	$3,032,542
Deposits	$2,463,949	$2,457,197	$2,507,014
Loans	$1,756,604	$1,781,428	$1,783,974
Allowance for Loan Losses	$19,351	$18,839	$20,408
Total Equity	$409,027	$394,214	$399,329
Tangible Common Equity	$365,853	$350,824	$326,493

AVERAGE BALANCES
Total Assets	$2,988,154	$3,020,068	$3,031,289
Earning Assets	$2,748,730	$2,793,424	$2,794,831
Investments	$969,315	$986,606	$992,901
Loans	$1,760,524	$1,795,235	$1,782,838
Total Deposits	$2,461,400	$2,461,253	$2,492,170
Interest-Bearing Deposits	$1,917,509	$1,934,597	$1,974,088
Interest-Bearing Liabilities	$44,789	$100,512	$91,157
Total Equity	$401,423	$403,413	$396,459

INCOME STATEMENT DATA
Net Interest Income	$25,995	$26,939	$27,142
Net Interest Income Fully Tax Equivalent	$27,559	$28,503	$28,665
Provision for Loan Losses	$1,450	$1,962	$1,960
Non-interest Income	$10,061	$10,615	$10,111
Non-interest Expense	$23,993	$23,125	$23,705
Net Income	$7,761	$9,181	$7,831

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.60	$0.70	$0.59
Cash Dividends Declared Per Common Share	$—	$0.49	$—
Book Value Per Common Share	$31.58	$30.46	$29.90
Tangible Book Value Per Common Share	$28.27	$27.11	$26.60
Basic Weighted Average Common Shares Outstanding	12,948	12,932	13,349

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Return on average assets	1.04%	1.21%	1.03%
Return on average common shareholder's equity	7.73%	8.91%	7.90%
Efficiency ratio	63.78%	59.11%	62.30%
Average equity to average assets	13.43%	13.62%	13.08%
Net interest margin	4.01%	3.99%	4.10%
Net charge-offs to average loans and leases	0.21%	0.35%	0.31%
Loan and lease loss reserve to loans and leases	1.10%	1.01%	1.14%
Loan and lease loss reserve to nonperforming loans and other real estate	55.82%	54.55%	52.42%
Nonperforming loans to loans	1.97%	1.94%	2.25%
Tier 1 leverage	12.74%	12.33%	12.17%
Risk-based capital - Tier 1	17.64%	16.99%	16.63%

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Accruing loans and leases past due 30-89 days	$7,159	$13,444	$9,388
Accruing loans and leases past due 90 days or more	$640	$780	$1,153
Nonaccrual loans and leases	$14,868	$15,034	$19,798
Nonperforming loans and other real estate	$34,666	$34,537	$40,082
Other real estate owned	$3,830	$3,965	$4,806
Total nonperforming assets	$49,353	$49,639	$52,239
Total troubled debt restructurings	$15,028	$14,758	$14,325
Gross charge-offs	$1,823	$2,308	$2,161
Recoveries	$885	$1,690	$776
Net charge-offs/(recoveries)	$938	$618	$1,385

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and due from banks	$88,492	$78,102
Federal funds sold	12,688	8,000
Securities available-for-sale	906,341	897,053
Loans:
Commercial	1,041,694	1,044,522
Residential	448,842	469,172
Consumer	264,529	266,656
	1,755,065	1,780,350
(Less) plus:
Net deferred loan costs	1,539	1,078
Allowance for loan losses	(19,351)	(18,839)
	1,737,253	1,762,589
Restricted Stock	16,404	16,404
Accrued interest receivable	11,381	11,593
Premises and equipment, net	50,970	51,802
Bank-owned life insurance	81,149	80,730
Goodwill	39,489	39,489
Other intangible assets	3,685	3,901
Other real estate owned	3,830	3,965
Other assets	44,154	48,857
TOTAL ASSETS	$2,995,836	$3,002,485

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$537,686	$556,389
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	48,074	53,733
Other interest-bearing deposits	1,878,189	1,847,075
	2,463,949	2,457,197
Short-term borrowings	28,462	48,015
FHLB advances	12,812	12,886
Other liabilities	81,586	90,173
TOTAL LIABILITIES	2,586,809	2,608,271

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,557,815 in 2015 and 14,538,132 in 2014
Outstanding shares-12,952,169 in 2015 and 12,942,175 in 2014	1,815	1,815
Additional paid-in capital	72,576	72,405
Retained earnings	385,731	377,970
Accumulated other comprehensive loss	(7,303)	(14,529)
Less: Treasury shares at cost-1,605,646 in 2015 and 1,595,957 in 2014	(43,792)	(43,447)
TOTAL SHAREHOLDERS’ EQUITY	409,027	394,214
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,995,836	$3,002,485

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$20,807	$22,218
Securities:
Taxable	4,061	4,444
Tax-exempt	1,779	1,746
Other	431	416
TOTAL INTEREST INCOME	27,078	28,824
INTEREST EXPENSE:
Deposits	1,020	1,290
Short-term borrowings	13	14
Other borrowings	50	378
TOTAL INTEREST EXPENSE	1,083	1,682
NET INTEREST INCOME	25,995	27,142
Provision for loan losses	1,450	1,960
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	24,545	25,182
NON-INTEREST INCOME:
Trust and financial services	1,492	1,489
Service charges and fees on deposit accounts	2,326	2,484
Other service charges and fees	2,838	2,839
Securities gains/(losses), net	4	—
Insurance commissions	1,553	1,913
Gain on sales of mortgage loans	359	376
Other	1,489	1,010
TOTAL NON-INTEREST INCOME	10,061	10,111
NON-INTEREST EXPENSE:
Salaries and employee benefits	15,058	14,096
Occupancy expense	1,864	1,925
Equipment expense	1,772	1,658
FDIC Expense	430	487
Other	4,869	5,539
TOTAL NON-INTEREST EXPENSE	23,993	23,705
INCOME BEFORE INCOME TAXES	10,613	11,588
Provision for income taxes	2,852	3,757
NET INCOME	7,761	7,831
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	4,762	5,303
Change in funded status of post retirement benefits, net of taxes	2,464	115
COMPREHENSIVE INCOME	$14,987	$13,249
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.60	$0.59
Weighted average number of shares outstanding (in thousands)	12,948	13,349